UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 20, 2010

IRON MINING GROUP, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

FLORIDA	333-147529	27-0586475
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

295 Madison Ave, 12th Floor
New York, NY 10017
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

 (626) 389-3070
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 20, 2010 (the “Closing Date”), Iron Mining Group, Inc. (the “Company”), entered into a $3,300,000 loan agreement (the “Loan Agreement”) with 22 accredited investors (collectively, the “Lenders”).  On the Closing Date and pursuant to the terms of the Loan Agreement, the Company issued (i) 19 senior promissory notes to 19 Lenders aggregating $3,000,000 (the “Senior Notes”) and (ii) three junior promissory notes to three Lenders (the “Class B Lenders”) aggregating $300,000 (the “Junior Notes”, and together with the Senior Notes, the “Convertible Notes”), for a total loan amount of $3,300,000 (the “Loan”). On the Closing Date, the Company received $3,000,000 in cash in exchange for the Senior Notes.  The Junior Notes were issued to Sunrise Securities Corp. as deferred commission owed pursuant to the Company entering into the Loan Agreement. The Loan is secured by certain collateral of the Company, pursuant to that certain Pledge and Security Agreement, dated December 20, 2010.

The Convertible Notes bear interest at a rate of fifteen percent (15%) per annum, subject to certain adjustments. The principal balance of the Convertible Notes, together with all accrued interest is due and payable on June 16, 2011 (the “Maturity Date”).  The Company also has the option to prepay the Convertible Notes prior to the Maturity Date.  Further, the Convertible Notes may be converted into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a conversion price of $2.00 per share, subject to certain adjustments.

The maturity date of the Loan may be accelerated pursuant to certain terms in the Loan Agreement, including but not limited to, upon the bankruptcy or insolvency of the Company or any of its subsidiaries and may be accelerated by the Lenders upon the default in the payment of any principal or interest on the borrowings, the failure by the Company to comply with or perform certain specified covenants or agreements in the Loan Agreement, or if any representation or warranty in the Loan Agreement and specified other documents is breached.

In connection with the Loan Agreement and pursuant to that certain Royalty Agreement, dated December 20, 2010, by and among the Company and the Lenders, the Lenders are to receive certain royalty payments from the Company.  Pursuant to the Royalty Agreement and commencing on the Closing Date until such day that is four years from the date of first shipment of 30,000 metric tons of iron ore or more in a single shipment, the Company shall pay the Lenders $3.30 per metric ton on all iron ore shipped by Lender from Chile and Mexico. This royalty right survives any repayment of the Loan or conversion of the Convertible Notes.

The Company also issued five-year warrants to the Lenders to purchase 3,300,000 shares of Common Stock at an exercise price of $2.00 per share, subject to certain adjustments (the “Warrants”).  The Warrants may be exercised in whole or in part and contain a cashless exercise feature at the holder’s option.  See Item 3.02 below.

In connection with the Loan Agreement and pursuant to that certain Registration Rights Agreement, dated December 20, 2010, by and among the Company and the Lenders, the Lenders are to receive certain registration rights with respect to the shares underlying the Convertible Notes and the Warrants.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information from Item 1.01 above is incorporated herein by reference in its entirety.

Item 3.02                      Unregistered Sales of Equity Securities.

Pursuant to the Loan Agreement, the Company issued Warrants to the Lenders.  See Item 1.01 above.

The Company issued these securities in reliance on the safe harbor provided by Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended. These stockholders who received the securities represent that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. The Company’s management made the determination that the investors are accredited investors (as defined in Regulation D) based upon our management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MINING GROUP, INC.

Date: December 27, 2010	By:	/s/ Garrett K. Krause
Garrett K. Krause
Chief Executive Officer